Exhibit 10.1

TERMINATION AGREEMENT

This Termination Agreement, dated as of September 11, 2024 (the “Termination Agreement”), between Vocodia Holdings Corp, a Wyoming corporation, having its principal place of business at 36401 Congress Avenue, Suite #160, Boca Raton, Florida 33487 (“Vocodia”), Thornhill Advisory Group, Inc. (f/k/a EverAsia Financial Group), a Florida corporation, having its principal place of business at 8950 SW 74th Ct. Ste 2201-A44, Miami, Florida 33156 (“Thornhill”) and Scott Silverman (“Scott”, and together with Vocodia, the “Parties”, and each, a “Party”).

WHEREAS, the Parties have entered into a Financial Advisory Agreement, dated November 2, 2023, as amended on January 7, 2024 (the “Agreement”);

WHEREAS, the Parties have agreed that the Agreement is no longer in the best interest of either Party;

WHEREAS, the Parties hereto desire to terminate the Agreements on the terms and subject to the conditions set forth herein; and

WHEREAS, each Party desires to release and forever discharge the other Parties and their agents, affiliates, servants, employees, heirs, executors, administrators, officers, directors, members, shareholders, privies, insurance carriers, predecessors, parents, subsidiaries, successors and assigns (: Affiliates”) from any and all debts, controversies, claims, demands, damages, actions, causes of action or suits of any kind or nature, including by contract, statute, tort, or otherwise, known or unknown, arising from the Agreement.

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions. Capitalized terms used and not defined in this Termination Agreement have the respective meanings assigned to them in the Agreements.

2. Termination of the Agreement. Subject to the terms and conditions of this Termination Agreement, the Agreement is hereby terminated as of the date first written above (the “Termination Date”). From and after the Termination Date, the Agreement will be of no further force or effect, and the rights and obligations of each of the Parties thereunder shall terminate, except for (a) any rights and obligations of the Parties that are expressly designated under Section VII, VIII, X, XII, XIV, XVI and VIII of the Advisory Agreement which shall survive the termination of the Agreement and (b) any other rights and obligations of the Parties that come into being or effect upon the termination of the Agreement, in each case under clause (a) and clause (b), subject to the terms and conditions of this Termination Agreement. In addition, for the avoidance of doubt, this Termination Agreement shall have no effect of the Indemnification Agreement between the Parties dated November 28, 2023.

3. Certain Rights and Obligations.

As material consideration for the covenants, agreements, and undertakings of the Parties under this Termination Agreement:

(a) Vocodia shall pay Thornhill an amount equal to eighty thousand dollars ($80,000), as an early termination fee (the “Termination Payment”). The Termination Payment will be paid in four equal installments of twenty thousand dollars ($20,000) beginning on October 1, 2024, with the three following installments due on the first of each subsequent month until the full balance of the Termination Payment is satisfied. The Termination Payment will become payable in full within five (5) business days after the receipt of net proceeds (after expenses and applicable taxes) of at least eighty thousand dollars ($80,000) from any public or private placement of Vocodia’s securities or any other capital-raising financing of equity, equity-linked or debt securities of Vocodia (a “Capital Raise”).

(b) Vocodia shall pay Thornhill an amount equal to twenty-two thousand dollars ($22,000), as compensation for all fees and expenses due through September 30, 2024 (the “Fees and Expenses Payment”). The Fees and Expenses Payment will be payable immediately upon the earlier of receipt of net proceeds (after expenses and applicable taxes) of at least seventy-five thousand dollars ($75,000) from a Capital Raise or October 15, 2024.

(c) Immediately following the full execution of this Termination Agreement, Scott will resign from his position as Chief Financial Officer of Vocodia, as well as any other positions held at Vocodia. However, Thornhill shall continue to provide their Service under the Agreement (the “Transition Services”) through the earlier of September 30, 2024, or until Vocodia names, hires, or engages, a new Chief Financial Officer. Thornhill shall also assist Vocodia in it’s transition to a new Chief Financial Officer and with the filing of its Form 10-Q for the period ended September 30, 2024. For avoidance of doubt, Scott will not be a signatory to the financial statements nor the 10Q, regardless of whether Vocodia has named, hired or engaged a new Chief Financial Officer prior to the filing date of the 10Q. In addition to the Transition Services, Scott further agrees that he will cooperate fully with Vocodia and its counsel with respect to any matter (including litigation, investigations, or governmental proceedings) which relates to matters with which Scott was involved during his services at Vocodia. Such cooperation shall extend beyond September 30, 2024. Scott shall render such cooperation in a timely manner on reasonable notice from Vocodia.

(d) The Parties have mutually agreed that the termination contemplated herein as having been by Vocodia, without cause.

4. Representations and Warranties. Each Party hereby represents and warrants to the other Party that:

(a) It has the full right, corporate power, and authority to enter into this Termination Agreement and to perform its obligations hereunder.

(b) The execution of this Termination Agreement by the individual whose signature is set forth at the end of this Termination Agreement on behalf of such Party, and the delivery of this Termination Agreement by such Party, have been duly authorized by all necessary corporate action on the part of such Party.

(c) This Termination Agreement has been executed and delivered by such Party and (assuming due authorization, execution, and delivery by the other Party hereto) constitutes the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors’ rights generally or the effect of general principles of equity.

(d) EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THE AGREEMENT AND IN THIS SECTION 5 OF THIS TERMINATION AGREEMENT, (A) NEITHER PARTY HERETO NOR ANY PERSON ON SUCH PARTY’S BEHALF HAS MADE OR MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WHATSOEVER, EITHER ORAL OR WRITTEN, WHETHER ARISING BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE OR OTHERWISE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED, AND (B) EACH PARTY HERETO ACKNOWLEDGES THAT, IN ENTERING INTO THIS TERMINATION AGREEMENT, IT HAS NOT RELIED UPON ANY REPRESENTATION OR WARRANTY MADE BY THE OTHER PARTY, OR ANY OTHER PERSON ON SUCH OTHER PARTY’S BEHALF, EXCEPT AS SPECIFICALLY PROVIDED IN THIS SECTION 4.

5. Publicity and Announcements; Non-Disparagement.

(a) Neither Party shall (orally or in writing) publicly disclose or issue any press release or make any other public statement, or otherwise communicate with the media, concerning the existence of this Termination Agreement or the subject matter hereof, without the prior written approval of the other Party (which shall not be unreasonably withheld or delayed), except to the extent that such Party (based upon the reasonable advice of counsel) is required to make any public disclosure or filing with respect to the subject matter of this Termination Agreement (i) by applicable law or (ii) pursuant to any rules or regulations of any securities exchange of which the securities of such party or any of its affiliates are listed or traded or (iii) in connection with enforcing its rights under this Termination Agreement.

(b) Vocodia will not disparage Thornhill or Scott or their performance or otherwise take any action which could reasonably be expected to adversely affect Thornhill’s or Scott’s personal or professional reputation. Similarly, Thornhill and Scott will not disparage Vocodia or any of its directors, officers, agents or executives or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of Vocodia or any of its directors, officers, agents or employees.The parties hereto acknowledge that they will be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements set forth in this Section 5(b). Therefore, it is agreed that, in addition to any other remedies that may be available to the non-breaching party upon any such violation, the non-breaching party shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to it in equity.

6. Release and Discharge.

(a) Each Party hereby unconditionally releases and forever discharges the other Parties and their Affiliates from any and all debts, controversies, claims, demands, damages, actions, causes of action or suits of any kind or nature, including by contract, statute, tort, or otherwise, known or unknown, arising from the Agreement.

(b) Thornhill and Scott expressly represent that they have not filed a lawsuit or initiated any other administrative proceeding against Vocodia and that they have not assigned any claim against Vocodia to any other person or entity. Vocodia expressly represents that it has not filed a lawsuit or initiated any other administrative proceeding against Thornhill or Scott and that it has not assigned any claim against Thornhill or Scott to any other person or entity. The Parties further promise not to initiate a lawsuit or to bring any other claim against the other arising out of or in any way related to the Agreement or Scott’s services at Vocodia.

7. Miscellaneous.

(a) All notices, requests, consents, claims, demands, waivers, summons, and other legal process, and other similar types of communications hereunder (each, a “Notice”) must be in writing and addressed to the relevant Party at the address set forth on the first page of this Termination Agreement (or to such other address that may be designated by the receiving Party from time to time in accordance with this Section 7(a)). All Notices must be delivered by personal delivery, nationally recognized overnight courier (with all fees pre-paid), or certified or registered mail (in each case, return receipt requested, postage prepaid). A Notice is effective only (i) upon receipt by the receiving Party and (ii) if the Party giving the Notice has complied with the requirements of this Section 7(a).

(b) This Termination Agreement and all related documents including all exhibits attached hereto, and all matters arising out of or relating to this Agreement, whether sounding in contract, tort, or statute are governed by, and construed in accordance with, the laws of the State of Florida, United States of America (including its statutes of limitations).

(c) This Termination Agreement and each of the terms and provisions hereof may only be amended, modified, waived, or supplemented by an agreement in writing signed by each Party.

(d) Neither Party may assign, transfer, or delegate any or all of its rights or obligations under this Termination Agreement without the prior written consent of the other party. No assignment will relieve the assigning party of any of its obligations hereunder. Any attempted assignment, transfer, or other conveyance in violation of the foregoing will be null and void. This Termination Agreement will inure to the benefit of and be binding upon each of the Parties and each of their respective permitted successors and permitted assigns.

(e) The Parties drafted this Termination Agreement without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

(f) If any term or provision of this Termination Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Termination Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Termination Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(g) This Termination Agreement constitutes the sole and entire agreement between the Parties with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

(h) This Termination Agreement may be executed in counterparts, each of which is deemed an original, but all of which constitutes one and the same agreement. Delivery of an executed counterpart of this Termination Agreement electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Termination Agreement.

IN WITNESS WHEREOF, the Parties have executed this Termination Agreement as of the date first written above.

VOCODIA HOLDING CORP.

By	/s/ Brian Podolak
Name:	Brian Podolak
Title:

THORNHILL ADVISORY GROUP, INC (F/K/A EVERASIA FINANCIAL GROUP, INC)

By	/s/ Scott Silverman
Name:	Scott Silverman
Title:	President and Chief Executive Officer

SCOTT SILVERMAN

/s/ Scott Silverman